                          STOCK PURCHASE AGREEMENT

                         Dated as of June 27, 1996



                                By and Among


                   AEROSOL COMPANIES HOLDING CORPORATION,

                            SAMUEL D. GARRETS0N,

                  GAERETSON, O'SULLIVAN CHARITABLE TRUST,

                           AND OTHER SHAREHOLDERS



                                    and


                        PIEDMONT LABORATORIES, INC.

                             TABLE OF CONTENTS


                                                                       Page
 ARTICLE  I          GENERAL  . . . . . . . . . . . . . . . . . . . . .  2
          1.1        Sale and Purchase of Company Common Stock  . . . .  2
          1.2        Purchase Price . . . . . . . . . . . . . . . . . .  2

 ARTICLE  II         REPRESENTATIONS AND WARRANTIES OF
                     SELLERS AND COMPANY  . . . . . . . . . . . . . . .  2

          2.1        Organization . . . . . . . . . . . . . . . . . . .  2
          2.2        Authorization  . . . . . . . . . . . . . . . . . .  2
          2.3        No Conflict  . . . . . . . . . . . . . . . . . . .  3
          2.4        Capitalization; No Subsidiaries  . . . . . . . . .  4
          2.5        Financial Statements . . . . . . . . . . . . . . .  4
          2.6        Absence of Certain Facts or Events . . . . . . . .  5
          2.7        Property, Leases and Liens . . . . . . . . . . . .  7
          2.8        Contracts and Commitments  . . . . . . . . . . . .  7
          2.9        Permits and Authorizations . . . . . . . . . . . .  8
          2.10       No Violations  . . . . . . . . . . . . . . . . . .  9
          2.11       Proceedings  . . . . . . . . . . . . . . . . . . .  9
          2.12       Insurance  . . . . . . . . . . . . . . . . . . . . 10
          2.13       Proprietary Information and Rights . . . . . . . . 10
          2.14       Employee Benefits  . . . . . . . . . . . . . . . . 10
          2.15       Employment Laws  . . . . . . . . . . . . . . . . . 13
          2.16       Environmental Laws . . . . . . . . . . . . . . . . 14
          2.17       Taxes  . . . . . . . . . . . . . . . . . . . . . . 15
          2.18       No Unlawful Contributions  . . . . . . . . . . . . 16
          2.19       No Insider Transactions  . . . . . . . . . . . . . 16
          2.20       Accounts Receivable; Customers . . . . . . . . . . 17
          2.21       Inventories  . . . . . . . . . . . . . . . . . . . 17
          2.22       Bank Accounts  . . . . . . . . . . . . . . . . . . 18
          2.23       Warranties . . . . . . . . . . . . . . . . . . . . 18
          2.24       Delivery of Documents  . . . . . . . . . . . . . . 18
          2.25       No Finders or Brokers  . . . . . . . . . . . . . . 18

 ARTICLE  III        REPRESENTATIONS AND WARRANTIES OF
                     PURCHASER  . . . . . . . . . . . . . . . . . . . . 18

         3.1         Organization . . . . . . . . . . . . . . . . . . . 18
         3.2         Authorization  . . . . . . . . . . . . . . . . . . 19
         3.3         No Conflict  . . . . . . . . . . . . . . . . . . . 19
         3.4         Investment Intent  . . . . . . . . . . . . . . . . 19
         3.5         No Finders or Brokers  . . . . . . . . . . . . . . 20

 ARTICLE IV          COVENANTS  . . . . . . . . . . . . . . . . . . . . 20

         4.1         Confidentiality  . . . . . . . . . . . . . . . . . 20
         4.2         Delivery of Financial Statements . . . . . . . . . 21
         4.3         Fulfillment of Conditions  . . . . . . . . . . . . 21
         4.4         Purchaser's Access to Records and
                     Inspection Rights  . . . . . . . . . . . . . . . . 22
         4.5         Operation in Ordinary Course . . . . . . . . . . . 22
         4.6         Post-Closing Access by Sellers . . . . . . . . . . 22

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         4.7         Termination of Affiliate Relationships . . . . . . 23
         4.8         Bank Accounts  . . . . . . . . . . . . . . . . . . 23
         4.9         Indebtedness of Sellers to Company . . . . . . . . 23

 ARTICLE V           CONDITIONS OF CLOSING  . . . . . . . . . . . . . . 23

         5.1         Conditions of Obligations of Purchaser . . . . . . 23

                     (a)       Representations and Warranties;
                               Performance of Obligations . . . . . . . 23
                     (b)       Certificate and Deliveries by
                               Sellers  . . . . . . . . . . . . . . . . 24
                     (c)       No Injunction  . . . . . . . . . . . . . 24
                     (d)       Management Equity Purchase . . . . . . . 24
                     (e)       Financing  . . . . . . . . . . . . . . . 24
                     (f)       Other Consents . . . . . . . . . . . . . 24
                     (g)       Certificates and Instruments of
                               Transfer . . . . . . . . . . . . . . . . 24
                     (h)       Stockholders Agreement . . . . . . . . . 25
                     (i)       Employment and Non-Competition
                               Agreement  . . . . . . . . . . . . . . . 25
                     (j)       Opinion of Counsel to Sellers and
                               Company  . . . . . . . . . . . . . . . . 25
                     (k)       Due Diligence  . . . . . . . . . . . . . 25
                     (l)       No Material Adverse Change . . . . . . . 25

          5.2        Conditions of Obligations of Sellers . . . . . . . 25

                     (a)       Representations and Warranties;
                               Performance of Obligations . . . . . . . 25
                     (b)       Certification by Purchaser . . . . . . . 26
                     (c)       No Injunction  . . . . . . . . . . . . . 26
                     (d)       Employment and Non-Competition
                               Agreement  . . . . . . . . . . . . . . . 26
                     (e)       Opinion of Counsel to Purchaser  . . . . 26
                     (f)       Purchase Price . . . . . . . . . . . . . 26
                     (g)       Release of Guaranties  . . . . . . . . . 26

 ARTICLE VI          CLOSING DATE AND TERMINATION OF
                     AGREEMENT  . . . . . . . . . . . . . . . . . . . . 27

          6.1        Closing Date . . . . . . . . . . . . . . . . . . . 27
          6.2        Termination of Agreement . . . . . . . . . . . . . 27
          6.3        Effect of Termination  . . . . . . . . . . . . . . 27

 ARTICLE VII         INDEMNIFICATION  . . . . . . . . . . . . . . . . . 27

          7.1        Indemnification by Sellers . . . . . . . . . . . . 27
          7.2        Indemnification by Purchaser . . . . . . . . . . . 29
          7.3        Survival of Representations and
                     Warranties; Reliance . . . . . . . . . . . . . . . 30
          7.4        Sole Remedy  . . . . . . . . . . . . . . . . . . . 31

 ARTICLE VIII        MISCELLANEOUS  . . . . . . . . . . . . . . . . . . 31

          8.1        Further Actions  . . . . . . . . . . . . . . . . . 31
          8.2        Expenses . . . . . . . . . . . . . . . . . . . . . 31
          8.3        Entire Agreement . . . . . . . . . . . . . . . . . 32
          8.4        Descriptive Headings . . . . . . . . . . . . . . . 32
          8.5        Notices  . . . . . . . . . . . . . . . . . . . . . 32
          8.6        Governing Law  . . . . . . . . . . . . . . . . . . 33
          8.7        Assignability  . . . . . . . . . . . . . . . . . . 34
          8.8        Waivers and Amendments . . . . . . . . . . . . . . 34
          8.9        Third Party Rights . . . . . . . . . . . . . . . . 34
          8.10       Public Announcements . . . . . . . . . . . . . . . 34
          8.11       Counterparts . . . . . . . . . . . . . . . . . . . 35


 APPENDIX A

 Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
 Affiliate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
 Encumbrance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
 GAAP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
 Governmental Entity . . . . . . . . . . . . . . . . . . . . . . . . . . 37
 Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
 Knowledge . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
 Material Adverse Effect . . . . . . . . . . . . . . . . . . . . . . . . 38
 Person  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
 Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
 Tax . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
 Other Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . 38




                          STOCK PURCHASE AGREEMENT


           STOCK PURCHASE AGREEMENT dated as of June 27, 1996 (this "Agreement") by and among AEROSOL COMPANIES HOLDING CORPORATION, a Delaware corporation ("Purchaser"), SAMUEL D. GARRETSON, an individual ("Garretson")

 MICHAEL J. GARRETSON and GREGORY G. GARRETSON (together with GARRETSON (the "Garretsons"), IAN GECKER ("Gecker"), CARL H. TRIESHMANN ("Trieshmann"), GARRETSON, O'SULLIVAN CHARITABLE TRUST (the "Garretson Trust" and with Garretsons, Trieshmann and Gecker the "Sellers") and PIEDMONT LABORATORIES, INC., a Georgia corporation ("Company). Capitalized terms not otherwise defined in this Agreement are used as defined in Appendix A hereto.


                            W I T N E S S E T H

           WHEREAS, Sellers are the record and beneficial owners all issued and outstanding shares of Common Stock, no par value per share (the "Company Common stock"), of Company;

           WHEREAS, Sellers desire to sell all outstanding Company Common Stock to Purchaser upon the terms and conditions set forth below;

           WHEREAS, Purchaser desires to purchase all Company Common Stock from Sellers upon the terms and conditions set forth below; and

           WHEREAS, Company expects to benefit from the consummation of the transactions contemplated hereby and, to induce Purchaser to enter into this Agreement, agrees to be bound by the terms and provisions in this Agreement.

           NOW, THEREFORE, in consideration of the mutual benefits to be derived and the representations and warranties, conditions and promises herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:


                                 ARTICLE  I.

                                  GENERAL

        1.1 Sale and Purchase of Company Common Stock. At the Closing, Sellers shall sell, transfer, assign and deliver unto Purchaser and its successors and assigns forever, and Purchaser shall purchase, all outstanding Company Common Stock for the purchase price hereinafter set forth.

        1.2  Purchase Price

             Amount of Purchase Price. In consideration for the purchase of Company Common Stock, Purchaser shall pay to Sellers at the Closing pro rata based on the number of shares of Company Common Stock held by each at the Closing, Thirteen Million Dollars ($13,000,000) (the "Purchase Price") . Purchaser shall also obtain the releases of any guarantees of Company indebtedness made by Sellers and acknowledges that the Company's indebtedness to third parties will remain outstanding.


                                ARTICLE  II.

           REPRESENTATIONS AND WARRANTIES OF SELLERS AND COMPANY

   A. Company and each of the Sellers hereby represent and warrant to Purchaser as follows:

        2.1 Organization. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has the corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets. Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which (i) such qualification is necessary under the applicable law as a result of its conduct of its business, and (ii) where the failure to be so qualified would have a Material Adverse Effect.

        2.2 Authorization. The execution and delivery of this Agreement by Company and the performance of its obligations hereunder have been duly authorized by the directors and the stockholders of Company and no other corporate action or approval by Company is necessary for the execution, delivery or performance of this Agreement by Company. This Agreement has been- duly executed and delivered by Company and Sellers and is a valid and binding obligation of Company and each Seller, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (b) general principles of equity (whether considered in an action in equity or at law).

        2.3 No Conflict. Neither the execution and delivery of this Agreement by Company or any Seller nor the consummation of the transactions contemplated hereunder nor the fulfillment by Company or any Seller of any of its terms will, except as described on Schedule 2.3:

        (a) conflict with or result in a breach by Company or any Seller of, or constitute default by it under, or create an event that, with the giving of notice or the lapse of time, or both, would be a default under or breach of, any of the terms, conditions or provisions of (i) any indenture, mortgage, lease, deed of trust, pledge, loan or credit agreement involving

 $25,000 or more, or any other material contract, arrangement or agreement to which Company or Seller is a party or to which any material portion of the assets of Company is subject, (ii) the Articles of Incorporation or Bylaws of Company, or (iii) any judgment, order, writ, injunction, decree or demand of any Governmental Entity which materially affects Sellers or Company, or materially affects the Company's ability to conduct its business or own or convey its assets;

        (b) result in the creation or imposition of any lien, charge or Encumbrance of any nature whatsoever upon any material portion of the assets of Company or which materially affects the Company's ability to conduct its business as conducted prior to the date of this Agreement; or

        (c) cause a loss or adverse modification of any permit, license, or other authorization granted by a Governmental Entity to or otherwise held by Company which is necessary or materially useful to Company's business.

 Except for this Agreement, neither any Seller nor Company has any legal obligation, absolute or contingent, to any other Person to sell any capital stock, the business, or substantially all of the assets of Company or to effect any merger, consolidation or other reorganization of Company or to enter into any agreement with respect thereto.

        2.4 Capitalization; No Subsidiaries. Company's authorized capital stock consists of (a) 1,000 shares of Company Common Stock, of which 170 shares are issued and outstanding. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable. There are no outstanding options, warrants or other rights to acquire, or any securities or obligations convertible into or exchangeable for, any shares of the capital stock of Company which have been issued or granted by or are binding upon Sellers or Company or, to the knowledge of Sellers, by any other Person. Each Seller is the record and beneficial owner of the number of shares of Company Common Stock set forth opposite such person's name on Schedule 2.4, free and clear of all Encumbrances. Company has no Subsidiaries. The delivery to Purchaser at Closing of certificates evidencing all outstanding Company Common Stock will convey and transfer to Purchaser, good, complete and marketable title to all capital stock of Company, free and clear of restrictions or conditions to transfer or assignment (other than restrictions on transfer imposed by federal or state securities laws) and free and clear of all defects of title or Encumbrances.

        2.5  Financial Statements

        (a) Company has delivered to Purchaser the audited balance sheets of Company as of October 1, 1995, October 2, 1994, and October 3, 1993, and the related statements of income and retained earnings and cash flows for the fiscal years then ended, accompanied by the unqualified opinion of Moore, Colson and Company, P.C., and the unaudited balance sheets and related statements of income and retained earnings and cash flow for the seven-month period ended May 4, 1996 (the "Financial Statements") . Except as set forth in Schedule 2.5, the Financial Statements (i) are prepared in accordance with GAAP consistently applied as at the dates and for the periods covered thereby (except that the May 4, 1996 statements are subject to year-end adjustments and are not accompanied by footnote disclosures),
 (ii) present fairly in all material respects the financial position and results of operations and cash flows of Company as of the dates and for the periods then ended, (iii) are in agreement with the books and records of Company in all material respects, and (iv) contain and reflect adequate reserves, in accordance with GAAP, for all reasonably anticipated losses, costs and expenses.

        (b) Except as set forth in Schedule 2.5 hereto, Company has no liabilities or obligations, either accrued, contingent or otherwise, which, individually or in the aggregate, are material to Company, and which have not been reflected in the Financial Statements. Except as set forth in the Financial Statements or Schedule 2.5 hereto, there are no facts known to Company or to any Seller or any other reasonable legal basis known to the Company or any Seller which the Company or any Seller has recognized as reasonably likely to give rise to any material claims against or liabilities or obligations of Company.

        (c) Company has, in accordance with good business practices, maintained substantially complete and accurate books and records, including financial records which fairly present its financial condition in all material respects and substantially correct records of all its material corporate proceedings.

        2.6  Absence of Certain Facts or Events.  Except as listed on
 Schedule 2.6, since October l, 1995 there has not been:

        (a) any material adverse change in (i) the financial condition of Company from that shown on the October l, 1995 balance sheet, or (ii) the results of operations of Company from that shown in the statements of operations and cash flows of Company for the twelve-month period ended October l, 1995;

        (b) any material damage, destruction or loss to the assets or business of Company, whether covered by insurance or not;

        (c) any increase in the compensation payable or to become payable by Company to any employee, officer or director whose fiscal 1995 annual remuneration exceeded $50,000, or in the coverage or benefits under any bonus, insurance, pension or other Benefit Plan (excluding annual length-of-service and similar adjustments to the benefits of individual participants);

        (d) any issuance of capital stock of Company or options or rights to acquire capital stock of Company, any redemption or repurchase of outstanding shares of capital stock of Company, any declaration, setting aside or payment of any dividend or distribution thereon, any merger of Company with any Person, any purchase or other acquisition by Company of capital stock or other interest in any other Person, any purchase or other acquisition by Company of all or substantially all of the business or assets of any other Person, any transfer or sale of a substantial portion of the Company's business or assets to any Person, any transaction between Company and Sellers or their Affiliates, or any agreement to take any such actions;

        (e) any sale, assignment or transfer of any contractual rights, claims or other assets of Company valued at more than $50,000 individually, or more than $150,000 in the aggregate, other than in the ordinary course of business consistent with past practice;

        (f) any mortgage, pledge, or other lien placed on Company assets to secure debt, or Encumbrance placed on assets of the Company which would prevent or materially limit the use, modification or sale of an asset valued at $50,000 or more;

        (g) the incurrence of any obligation or liability of Company as a result of borrowed money (except pursuant to existing credit agreements) or any capital expenditure in either case, in excess of $20,000 and not described as planned or contemplated on Schedule 2.6, or, to the knowledge of Sellers or the Company, any commitment to borrow money entered into by Company, or any increase in any loans made or agreed to be made by Company;

        (h) any failure to pay or perform any obligation of Company involving more than $50,000 as, when and to the extent due other than pursuant to a good faith defense or right of setoff;

        (i) any intentional or, to the knowledge of any Seller or the Company, other waiver of any rights of substantial value to Company or any amendment or termination of any agreement to which Company is a party which materially adversely affects, or is reasonably likely to materially adversely affect, the Company's results of operations or its financial condition;

        (j) any material transaction entered into or consummated by Company, except in the ordinary course of business consistent with past practice;

        (k) any material addition to or modification of the Benefit Plans of Company or other arrangements or practices affecting personnel of Company (other than extensions of coverage thereunder to employees of Company who became eligible after October l, 1995 in accordance with the terms of such Benefit Plans); or

        (l) any formal notification, or, to the best knowledge of Sellers and the Company, any informal notice, from any customer of Company identified on Schedule 2.20 that such customer anticipates its annual purchases from Company to decrease in any material respect.

        2.7  Property Leases and Liens

        (a) Schedule 2.7 hereto accurately sets forth as of June 30, 1996 all owned or leased real properties and all items of equipment and other personal property of Company having an individual book value in excess of $1,000 which are used or necessary for the conduct of Company's business in accordance with past practice (the "Properties") and contains with respect to each of the Properties a list of (i) all leases, franchises and similar agreements creating, or materially modifying or altering rights to such Property, including zoning or use restrictions, and (ii) all Indebtedness secured by any Encumbrance on any such Property, specifying the nature thereof and the holder of such Indebtedness. To Sellers' and Company's knowledge, the agreements, contracts and commitments listed in schedule 2.7 are in full force and effect without any material default, waiver or indulgence thereunder by Company or by any other party thereto. Except as noted on Schedule 2.7, Company has good and marketable title to all Properties and other assets of Company, in each case, free and clear of all Encumbrances of any nature whatsoever.

        (b) Except as noted on Schedule 2.7, all Properties of Company are in a reasonably good state of repair (subject to ordinary wear and tear), are in operable condition, have been maintained in accordance with Company's historical practice and are suitable for the uses for which they are presently being used in the business of Company.

        2.8  Contracts and Commitments

        (a) Except as set forth in Schedule 2.8, Company has no (i) collective bargaining agreements, or any agreements that contain any severance pay liabilities or obligations; (ii) employment, consulting or similar agreement, contract or commitment which is not terminable without penalty or cost by Company on notice of thirty (30) days or less or contains an obligation of Company to pay and/or accrue more than $50,000 per year; (iii) lease of real or personal property having a term in excess of one year or remaining payments of $25,000 or more (as lessor or lessee);
 (iv) note or other evidence of Indebtedness for borrowed money or the deferred purchase price of property or services which involves a liability of more than $25,000; (v) agreement of guaranty or indemnification (other than rights of indemnification to which officers, directors, employees and agents of Company may be entitled by reason of the laws of any state, or by the Bylaws or the Articles of Incorporation of Company); (vi) agreement, contract or commitment limiting the freedom of Company to engage in any line of business or compete with any Person; (vii) agreement, contract or commitment relating to expenditures in excess of $50,000; (viii) agreement, contract or commitment relating to the acquisition of assets of, or any interest in, any business enterprise involving individual or aggregate payments in excess of $50,000; or (ix) other agreement, contract or commitment (with customers or other Persons) which involves $50,000 or more and is not cancelable without penalty or cost within sixty (60) days.

        (b) Except as set forth in Schedule 2.8: (i) Company is not materially in violation of, nor has Company received in writing any claim that it has breached, any of the terms or conditions of any agreement, contract or commitment set forth or required to be set forth in any of the schedules to this Agreement (collectively the "Contracts") in such manner as would permit any other party there to cancel or terminate the same or impose a fee or charge as a result of such breach, if any such breach or breaches singly or in the aggregate is reasonably likely to have a Material Adverse Effect; (ii) to the knowledge of Company and Sellers, each Contract is in full force and effect in the form delivered to Purchaser and there is no material breach or default by any party thereto; and (iii) to the knowledge of Company and Sellers, there are no facts or conditions which have occurred or are, based on facts presently known to exist, anticipated which, through the passage of time or the giving of notice, or both, would constitute a material default under any Contract or would cause the acceleration of any obligation of any party thereto or the creation of an Encumbrance which is reasonably likely to materially limit the use, modification or sale of any asset of Company valued at more than $50,000.

        2.9  Permits and Authorizations

        (a) Schedule 2.9 lists each consent, license, permit, grant or other authorization of a Governmental Entity pursuant to which Company conducts all or a material part of its business or holds any of its material assets (herein collectively called "Authorizations"). To the knowledge of Company and Sellers, all Authorizations are in full force and effect and constitute all Authorizations required to permit Company to operate its assets and conduct its business following the Closing Date as such assets and business are presently operated and conducted. schedule 2.9 also discloses all proposed or pending applications for Authorizations, and all applications for variances from compliance, or postponement of the dates for compliance with any laws or regulations affecting Company or its business.

        (b) Schedule 2.9 identifies all Authorizations which materially restrict the present output of Company, which limit the term of possession or operation of any material assets of the Company, or which pertain to environmental discharge.

        (c) Except as shown on Schedule 2.9, neither Company nor any Seller has been notified or presently has reason to believe any of the Authorizations will not in the ordinary course be renewed upon its expiration. The foregoing statement shall not be deemed inaccurate by reason of the ordinary expiration of routine Authorizations, the renewal of which is expected to be obtained in the ordinary course without interruption of existing operations.

        (d) Except as shown on Schedule 2.9, Company has not received in writing, or to the knowledge of Company or sellers, otherwise, any claim or assertion that it has breached any of the terms or conditions of any Authorizations in such manner (i) as would permit any other Person to cancel, terminate or materially amend any Authorization necessary to permit the continued operation of the Company as presently conducted or (ii) that any such breach or breaches singly or in the aggregate is reasonably likely to have a Material Adverse Effect.

        2.10 No Violations

        (a) Except as described on schedule 2.10 hereto, to the knowledge of Company and Sellers, Company is not in violation of any applicable law, statute, order, rule or regulation promulgated or judgment entered (or, with respect to rules and regulations of administrative agencies, known by Sellers to be proposed) by any Governmental Entity in a manner which is reasonably likely to have a Material Adverse Effect.

        (b) Except for those filings listed on schedule 2.10 hereto, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity is required to be made or obtained by any Seller or Company in connection with the execution, delivery and performance by Sellers and Company of this Agreement and the consummation of the transactions contemplated hereby.

        2.11 Proceedings. Schedule 2.11 lists all suits, actions and other legal proceedings and all other controversies, and, to Sellers' or Company's knowledge, governmental investigations, pending against a Seller or Company or as to which either a seller or the Company has received in writing any claim or assertion. Except as set forth on schedule 2.11 hereto, there are no facts which Seller or the Company has recognized as reasonably likely to lead to any additional investigation being conducted or to any other suit, action or legal proceeding.

        2.12 Insurance. Schedule 2.12 lists all insurance policies under which Company is an insured or a beneficiary or for which it is liable to pay premiums and further sets forth the name of the insurer, type of coverage, policy limits and deductibles, if any, and the annual premium for each such policy. Company has furnished Purchaser copies of all such policies and a history of all claimed losses in the past five (5) years. Except as noted on Schedule 2.12, the policies listed thereon will be outstanding and in full force and effect on the Closing Date.

        2.13 Proprietary Information and Rights. Schedule 2.13 hereto accurately lists all patents, patent applications, patent and know-how licenses, proprietary formulae, trademarks, service marks, trademark registrations and applications, trade names, fictitious business names, computer software and other intellectual property rights (collectively, "Business Rights") used by Company. schedule 2.13 discloses the identity of each other person which, to the knowledge of sellers or the Company, owns any right, title or interest in and to the Business Rights. To the knowledge of sellers and the Company, no Business Rights conflict with, infringe on or otherwise violate any rights of others, or require payments to be made to any Person, or are subject to any pending or overtly threatened litigation or other adverse claims or infringement by other Persons, except as set forth in schedule 2.11 or Schedule 2.13. There has been no written, or to the knowledge of Company or Sellers, other claim of infringement by Company of any domestic or foreign patents, trademarks, service marks or copyrights of any other Person.

        2.14 Employee Benefits

        (a) Schedule 2.14 sets forth a list of all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, ("ERISA")) and all other profit-sharing, deferred compensation, bonus, stock option, stock purchase, vacation pay, holiday pay, pension, retirement plans, medical and other compensation or benefit arrangements maintained or contributed to or required to be contributed to by Company for the benefit of its employees (or former employees) and/or their beneficiaries; including a complete listing of all plans with respect to which Company has made contributions or payments within six (6) years prior to Closing or is required to make payments, transfers or contributions (collectively, "Benefit Plans").

        (b) Company has delivered to Purchaser true and complete copies of:

             (i) Each Benefit Plan and any related funding agreements (e.g., insurance contracts or trusts), including all amendments;

             (ii) The current draft of the Summary Plan Description pertaining to each Benefit Plan for which a Summary Plan Description is required by ERISA or by the terms of such Benefit Plan;

             (iii) The three (3) most recent annual reports for each Benefit Plan (including all relevant schedules) for which such annual reports are required;

             (iv) The most recently filed PBGC Form l (if applicable); and

             (v) The Internal Revenue Service determination letter (if applicable) for each Benefit Plan and each amendment thereto.

        (c) Each Benefit Plan has been established, maintained and administered in all material respects in accordance with its terms and any related agreements, and with all applicable laws, and, if intended to qualify under Code Section 401(a), is so qualified and with respect to each Benefit Plan that is subject to Title IV of ERISA:

             (i) Neither Company nor any Affiliate of Company has ever contributed or been obligated to contribute to any "multi-employer plan" (as defined in Section 3(37) of ERISA) on account of any withdrawal from such Benefit Plan;

             (ii) No such Benefit Plan subject to a funding requirement has been terminated at a time when such Benefit Plan was not sufficiently funded;

             (iii) Except as otherwise provided on Schedule 2.14, the value, determined on a termination basis, of all accrued benefits (whether or not vested) under each such Benefit Plan did not exceed, as of the most recent valuation date, and will not exceed as of the time of filing, the then current fair market value of the assets of such Benefit Plan.

        (d) All contributions and other payments to be made to each Benefit Plan under the terms of that Benefit Plan, ERISA, the Internal Revenue Code ("Code") or any other applicable law have been timely made and all contributions made have been fully deductible under the Code. The books of Company properly reflect all amounts required to be accrued as liabilities to date under each Benefit Plan.

        (e) In the case of each Benefit Plan, there is no accumulated funding deficiency (within the meaning of Section 4971 of the Code), whether or not such deficiency has been waived, or any other unfunded liability.

        (f) Each Benefit Plan complies currently, and in all material respects, in form and operation, with all applicable law including ERISA, the Code, and the continuation coverage rules of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), Code section 4980B or part 6 of Title I of ERISA.

        (g) Except as set forth on Schedule 2.14, to the knowledge of Company and Sellers, no "prohibited transactions" (as defined in Section 4975(c)(1) of the Code) or breaches of fiduciary duty involving Company, a Seller, or a director or officer of Company, have occurred with respect to any of the Benefit Plans.

        (h) All trusts maintained in connection with a Benefit Plan, including trusts that are intended to comply with the provisions of Code section 501(c)(9) or section 501(c)(17) , are exempt from federal income taxation under Code section 501(a) and there has been no written or, to Sellers' and Company's knowledge, other claims, of noncompliance or failure to properly maintain, operate or administer any Benefit Plan (or a related trust) which has rendered or is reasonably likely to render such Benefit Plan or trust, or Company, subject to or liable for any taxes, penalties or liabilities to any person.

        (i) There is no contract, agreement, or benefit arrangement covering any employee of Company which, individually or collectively, could give rise to the payment of any amount which would constitute an "excess parachute payment" (within the meaning of Section 280G of the Code).

        (j) Neither Company nor any of its Affiliates maintains any Benefit Plan that provides severance pay or medical benefits to one or more former employees (including retirees), or provides for post-retirement benefits to present or former employees, other than benefits that are required to be provided pursuant to COBRA or state law conversion rights.

        (k) To the knowledge of Company and Sellers, there are no investigations, proceedings, or lawsuits, either currently in progress, or, on the basis of facts or circumstances recognized by Company or Sellers, expected to be instituted in the future, against (i) any Benefit Plan, or
 (ii) any Fiduciary of such plan (within the meaning of Section 3(21)(A) of ERISA) brought on behalf of any participant, beneficiary or Fiduciary thereunder, or by any Governmental Entity.

        2.15 Employment Laws.  Except as shown on Schedule 2.15:

        (a) Company is in compliance in all material respects with all federal, state or other applicable laws, respecting employment and employment practices, terms and conditions of employment, wages and hours, affirmative action and occupational safety (except for violations or failures to comply which are not reasonably likely to result in a Material Adverse Effect), and has not received notice of, and, to the knowledge of Company and Sellers, is not engaged in, any unfair labor practice.

        (b) No unfair labor practice complaint against Company is pending before the National Labor Relations Board.

        (c) There is no labor strike, dispute, slowdown or stoppage actually pending or, to Sellers' knowledge, threatened against or affecting Company.

        (d) Except to the extent expressly provided herein, there are no material claims, grievances or arbitration proceedings, workers' compensation proceedings, labor disputes (including charges of violations of any federal, state or local laws or regulations relating to current or former employees (including retirees) or current or former applicants for employment), governmental investigations, or administrative proceedings of any kind pending or, to the best knowledge of Company and Sellers, threatened against or relating to Company, its employees or employment practices, or operations as they pertain to conditions of employment; nor is Company or a Seller to their knowledge, subject to any order, judgment, decree, award, or administrative ruling arising from any such matter.

        (e) No collective bargaining agreement is currently in existence or is being negotiated by Company and as of the date of this Agreement no labor organization has been certified or recognized as the representative of any employees of Company or, to the knowledge of Company or Sellers, is seeking such certification or recognition.

        (f) Company's contracts with temporary personnel agencies represent bona-fide, arms-length agreements and the personnel provided by such agencies are not, to the knowledge of Company or Sellers, Company's employees for purposes of any federal, state or local laws, including laws pertaining to tax withholding, provision of benefits or union representation.

        2.16 Environmental Laws

        (a) Except as disclosed on Schedule 2.16, (i) the assets and the business of Company have been operated in compliance in all material respects with all applicable Environmental Laws, (ii) to the knowledge of Sellers and the Company, there has been no production, storage, Release, or disposal of any Hazardous Materials in any material quantity at, in, on under, about or from any of the Properties by or on behalf of Company or by any previous owner or tenant of the Properties, (iii) to the knowledge of Sellers and Company, there has been no production, storage, Release or disposal of any Hazardous Materials in any material quantity by or on behalf of Company at any other site, (iv) there are no underground storage tanks or electrical equipment containing PCB's on the Properties, or, to the knowledge of Sellers and Company any asbestos-containing materials on the Properties, and (v) no Governmental Entity or any other Person has issued to Company or, to the knowledge of Company or Sellers, commenced any notice of violation, notice to comply, compliance schedule, administrative or judicial complaint, enforcement action or lien with respect to alleged violations of Environmental Laws by or on behalf of Company or relating to the Properties, or, to the knowledge of Company and Sellers, any proceeding or inquiry with respect to any actual or alleged violation of any Environmental Law or any release or alleged release of a Hazardous Material by or on behalf of Company or relating to the Properties.

        (b) "Environmental Law" shall mean all laws, federal, state or local, including statutes, regulations, rules, ordinances and orders which purport to regulate the Release of Hazardous Materials to the environment, or impose requirements relating to environmental protection or public or employee health and safety, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq., the Emergency Planning and Community Right-to-Know Act, as amended, 42 U.S.C.
 Section 11001 et seq., the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act, as amended,
 42 U.S.C. Section 300f et seq., the Federal Insecticide, Fungicide & Rodenticide Act, as amended, 7 U.S.C. Section 136 et seq., the Federal Food, Drug and Cosmetic Act, as amended, 21 U.S.C. Section 301 et seq., and the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651 et seq.

        (c) "Hazardous Material(s)" shall mean any substance which is (i) defined as a hazardous substance, hazardous material, hazardous waste, pollutant, contaminant or words of similar import under any Environmental Law, (ii) a petroleum hydrocarbon, including crude oil or any fraction thereof, (iii) hazardous, toxic, corrosive, flammable, explosive, infectious, radioactive, carcinogenic or a reproductive toxicant, or (iv) regulated pursuant to any Environmental Law.

        (d) "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including the abandonment or discarding of barrels, containers, and other receptacles containing any Hazardous Material).

        (e) The Company does not ship to, or distribute its products in, any country outside the United States except pursuant to arrangements in which the Company's customers assume responsibility to comply with the environmental and safety laws of such country.

        2.17 Taxes

        Except as set forth in Schedule 2.17 hereto, (i) all federal, state, foreign and local tax returns and tax reports (including information returns) required to be filed by Company have been filed with the appropriate Governmental Entities in all jurisdictions in which such returns and reports are required to be filed, and all such returns and reports are, in all material respects, complete, accurate and in accordance with all legal requirements applicable thereto; (ii) all federal, state, foreign and material local income, profits, franchise, sales, use, occupation, property, excise, withholding and other taxes, duties, charges and assessments (including interest and penalties) due from Company, (A) have been fully paid or adequately provided for on the books and financial statements of Company in accordance with GAAP or (B) are disclosed on
 Schedule 2.17 and are being contested in good faith by appropriate proceedings; (iii) the Company has not received any written notice or inquiry from the Internal Revenue Service or any other taxing authority in connection with any of the returns and reports referred to in the foregoing clause (i) of any pending or threatened examination or audit which, individually or in the aggregate, if adversely decided against Company would reasonably be likely to have a Material Adverse Effect; (iv) no waivers of statutes of limitation have been given or requested with respect to Company, (v) the federal and state tax returns of Company have been examined (or are no longer subject to examination) by the appropriate agency for all periods prior to and including the dates set forth on
 Schedule 2.17 for each category of tax return, and (vi) deficiencies asserted or assessments made as a result of examination by any taxing authorities have been fully paid or fully reflected on the books of Company. Company has not made an election under Section 341(f) of the Code.

        2.18 No Unlawful Contributions. To the knowledge of Company and Sellers, neither Company nor any director, officer, agent, employee or other Person associated with or acting on behalf of Company, has made or used any corporate funds to make any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any direct or indirect unlawful payments to officials or employees of any Governmental Entity from corporate funds; failed to file any reports required with respect to lawful contributions; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any intentionally false or fictitious entries on the books or records of Company; or made or received any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

        2.19 No Insider Transactions.  Except as disclosed in Schedule
 2.19, no Seller nor any Affiliate (including any member of a Seller's "immediate family", as such term is defined under Rule l6a-l(e) of the Securities Exchange Act of 1934) of any such Persons, or any trust, partnership or corporation in which any of such Persons has an interest, has, directly or indirectly, (a) any interest (other than as a holder of not more than 3% of the issued and outstanding securities of a corporation whose securities are traded on a national securities exchange or the Nasdaq Stock Market) in any Person which furnishes or sells, services or products which Company furnishes or sells, (b) any interest (other than as a holder of not more than 3% of the issued and outstanding securities of a corporation whose securities are traded on a national securities exchange or the Nasdaq Stock Market) in any Person which purchases from or sells or furnishes to Company any goods or services, (c) a beneficial interest in any contract, commitment, agreement or understanding to which Company is a party or by which it may be bound or affected (except for written employment contracts listed on a schedule to this Agreement); or (d) any interest or claim against Company or any of its assets which could result in a claim against Company or could materially and adversely affect Company's assets, Company's title to or its right to use its assets, or Company's right to conduct its business following the Closing. Except as disclosed on Schedule 2.19, none of the assets of Company include any receivables from any officer, director, shareholder or employee of Company.

        2.20 Accounts Receivable; Customers. The accounts receivable reflected on the Financial Statements, or thereafter acquired by Company through the Closing Date were earned by performance in the ordinary course of business and, to the knowledge of Company and Sellers except as set forth on Schedule 2.20, are not subject to any material dispute. Schedule
 2.20 discloses, as of October 2, 1994 and October 1, 1995 the identity of each of Company's ten (10) largest customers for the fiscal year then ended, and the amounts receivable from each such customer at the respective dates, and also discloses, as of May 4, 1996, the fiscal year-to-date sales for each customer identified on Schedule 2.20 and the amount owing from such customer on May 4, 1996. Except as disclosed on Schedule 2.20, Company has not received any written or, to the best knowledge of Sellers and Company, any other notice that any customer identified on Schedule 2.20 expects or intends that its future purchases from Company, as compared to its purchases in the year ended October 1, 1995, will decrease in any material respects.

        2.21 Inventories. The inventories reflected on the Financial Statements, and thereafter acquired by Company through the Closing Date, taken as a whole, are in all material respects of a quality and quantity usable in the normal course of the business of Company. The values at which such inventories are carried on the Financial Statements reflect the normal inventory valuation policy of Company stating inventories at the lower of cost (on a first-in, first-out basis) or market. Schedule 2.21 lists all inventories of raw materials, finished goods, packaging supplies or ingredients owned or in the custody of Company ("Inventory") and, with respect to Inventory owned by or held for the account of a customer, identifies such customer and Inventory in reasonable detail, and specifies the location of such Inventory.

        2.22 Bank Accounts. Schedule 2.22 lists all bank accounts, safe deposit boxes, money market funds, certificates of deposit, stocks, bonds, notes and other securities owned directly or indirectly, beneficially or of record, by Company.

        2.23 Warranties. Schedule 2.23 contains a copy of the Company's written warranty terms to its customers. Except as set forth on Schedule 2.23, Company has not given or made any other written or, to the knowledge of Company and Sellers, oral warranties to any Person with respect to any products sold or services performed. Company and Sellers have no written or, to their knowledge, other notice of a claim against Company, whether or not fully covered by insurance, for liability on account of products liability or on account of any express or implied warranty, except for warranty obligations and returns in the ordinary course of business consistent with past practice for which appropriate reserves have been reflected in the Financial Statements.

        2.24 Delivery of Documents. Sellers and Company have delivered to Purchaser true and correct copies of all documents, and any and all amendments to any such documents, referred to in this Agreement or in any Schedule delivered to Purchaser pursuant to this Agreement.

        2.25 No Finders or Brokers. Neither any Seller or Company nor any of their Affiliates has entered into any agreement, arrangement or understanding with any Person which could result in the obligation to pay any finder's fee, brokerage commission, advisory fee or similar payment in connection with the transactions contemplated hereby.


                                ARTICLE  III.

                REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser hereby represents and warrants to Sellers as follows:

        3.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to perform this Agreement. Purchaser is qualified to do business as a foreign corporation and in good standing in the State of Georgia to the extent necessary to perform its obligations under this Agreement.

        3.2 Authorization. The execution and delivery of this Agreement by Purchaser and the performance of its obligations hereunder have been duly authorized by the directors of Purchaser and no other corporate action or approval by Purchaser is necessary for the execution, delivery or performance of this Agreement by Purchaser. This Agreement has been duly executed and delivered by Purchaser, and is a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or limiting creditors' rights generally, and (b) general principles of equity (whether considered in an action in equity or at law).

        3.3 No Conflict. Neither the execution and delivery of this Agreement by Purchaser nor the consummation of the transactions contemplated hereunder nor the fulfillment by Purchaser of any of its terms will, except as described in Schedule 3.3:

        (a) conflict with or result in a breach by Purchaser of, or constitute a default by it under, or create an event that, with the giving of notice or the lapse of time, or both, would be a default under or breach of, any of the terms, conditions or provisions of (i) any indenture, mortgage, lease, deed of trust, pledge, loan or credit agreement or any other material contract, arrangement or agreement to which Purchaser is a party or to which a material portion of its assets is subject, (ii) Certificate of Incorporation or Bylaws of Purchaser, or (iii) any judgment, order, writ, injunction, decree or demand of any Governmental Entity which materially affects Purchaser or which materially affects the Purchaser's ability to conduct its business;

        (b) result in the creation or imposition of any lien, charge or Encumbrance of any nature whatsoever upon any material portion of the assets of Purchaser or which materially affects the Purchaser's ability to conduct its business as conducted prior to the date of this Agreement; or

        (c) cause a loss or adverse modification of any permit, license, or other authorization granted by any Governmental Entity to or otherwise necessary or materially useful to Purchaser's business.

        3.4 Investment Intent. Purchaser is acquiring Company Common Stock for investment purposes, and not with a view to the resale or distribution thereof; Purchaser has the knowledge and sophistication to purchase the Company Common Stock; Purchaser has had access to all information regarding Company that it has requested and has had the opportunity to ask questions regarding Company, its operations and such other matters that Purchaser has deemed material to its investment decision; and Purchaser will not dispose of Company Common Stock without compliance with all applicable federal and state securities laws.

        3.5 No Finders or Brokers. Purchaser has not entered into any agreement, arrangement or understanding with any Person which could result in the obligation to pay any finder's fee, brokerage commission, advisory fee or similar payment in connection with this Agreement or the transactions contemplated hereby, except The Gordon+Morris Group, whose fees and expenses will be paid by Purchaser or its Affiliates.


                                ARTICLE  IV.

                                 COVENANTS

        4.1  Confidentiality

        (a) Until the Closing, Purchaser shall treat in confidence all non-public documents, materials and other information which Purchaser shall have obtained regarding Company during the course of the negotiations leading to the transactions contemplated hereby, the investigation of Company and the preparation of this Agreement, and in the event the sale and purchase hereunder shall not be consummated, Purchaser shall return all copies of non-public documents and materials which have been furnished in connection therewith. However, nothing contained herein shall prohibit Purchaser hereto from:

             (i) using such documents, materials and other information in connection with any action or proceeding brought or any claim asserted by Sellers or Company hereto in respect of any breach of any representation, warranty or covenant made in or pursuant to this Agreement, or

             (ii) supplying or filing such documents, materials or other information to or with any Governmental Entity or other Person which Purchaser and Seller deem reasonably necessary in connection with the obtaining of any consent, waiver, amendment, modification, approval, authorization, permit or license which may be necessary to effectuate this Agreement and to consummate the transactions contemplated hereby.

        (b) From and after the date hereof, each Seller shall treat, and shall cause each of its Affiliates to treat, in confidence all documents, materials and other information regarding Purchaser or Company or their respective Affiliates which are in his or its possession or control.

        4.2 Delivery of Financial Statements. As soon as practical after the end of each of Company's fiscal months ending after May 4, 1996, but in any event at least twenty (20) days following each month end, Sellers and Company will deliver to Purchaser Company's unaudited balance sheet as of such month end and the related statements of income and retained earnings and cash flows for the fiscal month then ended (the "Monthly Financials") which shall (i) be prepared in accordance with GAAP consistently applied as at the dates and for the periods covered thereby (except that they are subject to year-end adjustments and are not accompanied by footnote disclosures); (ii) present fairly in all material respects the financial condition and results of operations and cash flows of Company as of the date and for the periods then ended; (iii) be in agreement with the books and records of Company in all material respects, and (iv) contain and reflect adequate reserves, to the extent required by GAAP and Company's prior practice, for all reasonably anticipated losses, costs and expenses.

        4.3  Fulfillment of Conditions

        (a) Each Seller will use all reasonable efforts, and each Seller will cause Company to use all reasonable efforts, to perform, comply with and fulfill all obligations, covenants and conditions required by this Agreement to be performed, complied with or fulfilled by Sellers or Company prior to or as of the Closing Date. Purchaser will use all reasonable efforts to perform, comply with and fulfill all obligations, covenants and conditions required by this Agreement to be performed, complied with or fulfilled by Purchaser prior to or as of the Closing Date.

        (b) Each Seller will use all reasonable efforts, and will cause Company to use all reasonable efforts, to secure all necessary consents, waivers, permits, approvals, licenses and authorizations and will make, and will cause Company to make, all necessary filings in order to enable Sellers or Company to consummate the transactions contemplated hereby. Purchaser will use all reasonable efforts to secure all necessary consents, waivers, permits, approvals, licenses and authorizations and will make all necessary filings in order to enable Purchaser to consummate the transactions contemplated hereby.

        4.4 Purchaser's Access to Records and Inspection Rights. Each Seller will make reasonable efforts to cause Company to allow Purchaser and its lenders and other representatives, through its officers, employees, counsel, accountants and other authorized representatives, to inspect the properties and records of Company and to discuss the affairs and accounts of Company with such officers, employees, counsel, accountants and other agents of Company as shall have been approved (including the procedures in respect of such inspection and discussions) in advance by Company, which approval will not be unreasonably withheld. Purchaser shall conduct any inspection or discussion in a manner that does not unreasonably interfere with normal business of Company.

        4.5 Operation in Ordinary Course. From the execution of this Agreement until the Closing, Sellers shall cause Company to operate its business only in a manner consistent with its present and historical practice, and, in particular, to assure that unless Purchaser otherwise consents in writing, no action or event within the control of Company or Sellers occurs which, had it occurred prior to the execution of this Agreement, would have been required to be disclosed on Schedule 2.6.

        4.6 Post-Closing Access by Sellers. After the Closing, Purchaser shall cause Company to cooperate with Sellers to the extent reasonably requested by any of the Sellers, and to make available to Sellers all financial, insurance, tax and other information (including reasonable access to books and records) of Company with respect to any fiscal period of Company ending on or prior to the Closing Date to the extent reasonably required by any of the Sellers in connection with (a) any audit or other investigation by any taxing authority, or (b) the prosecution or defense of any tax claims or related litigation that might give rise to indemnification payments hereunder, or the preparation by any of Sellers of tax returns or any other reports or submissions to any Governmental Entity required to be made by any of Sellers with respect to Company; provided that such cooperation and availability of information do not unreasonably interfere with normal business of Company and provided, further, that each of the Sellers reimburses Company for any third-party expenses incurred to provide such information. Purchaser shall cause Company to preserve all such information, including without limitation, the books and records of Company, for at least six (6) years after the Closing Date, provided that if any Seller delivers written notice within three months prior to the sixth anniversary to Purchaser of its desire to remove and retain such identified information, books and records after the end of such six-year period, then Purchaser shall give such party the opportunity (at such party's expense) to remove and retain such information, books and records prior to their destruction. In the event of conflicting requests or directions by Sellers, Garretson's decision about which Seller shall receive original documents shall be followed and other Sellers may have copies.

        4.7 Termination of Affiliate Relationships. Prior to the Closing, Sellers will cause any and all obligations of Company to or for the benefit of any Seller or any Affiliate of any Seller to be discharged or terminated prior to the Closing.

        4.8 Bank Accounts. Sellers shall, on or prior to the Closing Date cause Company to cancel the authority of each Person listed in Schedule
 2.22 who is specified by Purchaser in a written notice delivered to Sellers on or prior to the Closing Date, to draw checks on any of the bank accounts maintained by Company and Sellers shall submit evidence satisfactory to Purchaser of such cancellation.

        4.9 Indebtedness of Sellers to Company. On the Closing Date, each Seller will repay in full to Company all principal and accrued interest outstanding under any Indebtedness of such Seller to Company.


                                 ARTICLE  V.

                           CONDITIONS OF CLOSING

        5.1 Conditions of Obligations of Purchaser. The obligation of Purchaser to consummate the purchase of Company Common Stock pursuant to this Agreement is subject to the satisfaction of the following conditions, any of which may be waived by Purchaser:

        (a)  Representations and Warranties: Performance of Obligations.
 The representations and warranties of Sellers and Company set forth in
 Article II hereof and in all agreements, documents and instruments executed and delivered pursuant hereto or in connection with the Closing shall have been and be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date. Each Seller and Company shall have performed in all material respects the agreements and obligations necessary to be performed by him or it under this Agreement prior to the Closing Date. This condition shall not be deemed unsatisfied if Sellers deliver new, revised or updated Schedules to this Agreement; provided that no information on such Schedules is, in Purchaser's reasonable judgment, adverse to Company's or Purchaser's ability to operate its business following the Closing, or Company's financial condition or prospects, or to Purchaser's financing.

        (b) Certificate and Deliveries by Sellers. Purchaser shall have received a certificate, dated the Closing Date, signed by each of Sellers, certifying that the conditions specified in Section 5.1(a) have been fulfilled.

        (c) No Injunction. No preliminary or permanent injunction or order that would prohibit or restrain the consummation of the transactions contemplated hereunder shall be in effect and no Governmental Entity or other Person shall have commenced or threatened to commence an action or proceeding seeking to enjoin the consummation of such transactions or to impose liability on the parties hereto in connection therewith.

        (d) Management Equity Purchase. Purchaser shall have received subscriptions satisfactory to Purchaser from the employees of Company who have agreed to purchase shares of Purchaser Common Stock and shall have received payment of the related purchase amount in cash.

        (e) Financing. Purchaser shall have received, within 60 days of execution of this Agreement, commitments from one or more lenders acceptable to Purchaser, on terms and conditions acceptable to Purchaser, to make loans resulting in proceeds in an amount sufficient to pay the Purchase Price and to provide working capital for Company and, at Closing, no such lender shall have refused to close for reasons which are reasonably within Purchaser' s control.

        (f) Other Consents. Purchaser shall have received all other consents required to be obtained from persons who are not Affiliates of Purchaser in connection with the consummation of the transactions contemplated hereunder.

        (g) Certificates and Instruments of Transfer. Each Seller shall have delivered to Purchaser certificates representing Company Common Stock, accompanied by duly executed stock powers, with all required stock transfer tax stamps affixed. All certificates, instruments and documents delivered by each Seller in connection with the transactions contemplated hereby and necessary to evidence such transactions shall be in form and substance reasonably satisfactory to Purchaser and its counsel.

        (h) Stockholders Agreement. Purchaser shall have received an executed Stockholders Agreement in a form reasonably acceptable to Purchaser (the "Stockholders Agreement"), duly executed by the existing stockholders of Purchaser, each Seller and each employee of Company who purchases Purchaser Common Stock in connection with the transactions contemplated by this Agreement.

        (i) Employment and Non-Competition Agreement. Purchaser shall have received an original Employment and Non-Competition Agreement, between Company and Garretson, substantially in the form of Exhibit 1 hereto (the "Employment and Non-Competition Agreement") duly executed by Garretson.

        (j) Opinion of Counsel to Sellers and Company. Purchaser shall have received the opinion of Seyfarth, Shaw, Fairweather & Geraldson, counsel to Sellers and the Company, dated the Closing Date, substantially in the form of Exhibit 2 hereto.

        (k) Due Diligence. Purchaser and its lenders shall have completed prior to Closing a due diligence investigation of the business, operations, condition (financial and otherwise) and prospects of Company, and the results of such investigation shall be satisfactory to Purchaser in its sole discretion and to its lenders. Unless Purchaser notifies Garretson, on or before the forty-fifth day after the execution of this Agreement, that Purchaser is not satisfied, this condition shall be regarded as satisfied.

        (l) No Material Adverse Chance. Purchaser shall be satisfied in its reasonable discretion, after review of the Monthly Financial
 Statements, that there has been no material adverse change after the date hereof in the business, operations, condition (financial or otherwise) or prospects of Company since October l, 1995.

        (m) Schedules. Any Schedule not attached to this Agreement on the date hereof shall have been delivered to Purchaser and its lenders on or before July 17, 1996 and shall be acceptable to Purchaser in its sole reasonable discretion.

        5.2 Conditions of Obligations of Sellers. The obligations of Sellers to consummate the sale and purchase under this Agreement are subject to the satisfaction of the following conditions, each of which may be waived by Sellers:

        (a)  Representations and Warranties: Performance of Obligations.
 The representations and warranties of Purchaser set forth in Article III hereof and in all agreements, documents and instruments executed and delivered pursuant hereto or in connection with the Closing shall have been and be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date. Purchaser shall have performed in all material respects the agreements and obligations necessary to be performed by it under this Agreement prior to the Closing Date.

        (b) Certification by Purchaser. Sellers shall have received a certificate, dated the Closing Date, signed by an officer of Purchaser, certifying that the conditions specified in Section 5.2(a) have been fulfilled.

        (c) No Injunction. No preliminary or permanent injunction or order that would prohibit or restrain the consummation of the transactions contemplated hereunder shall be in effect and no Governmental Entity or other Person shall have commenced or threatened to commence an action or proceeding seeking to enjoin the consummation of such transactions or to impose liability on the parties hereto in connection therewith.

        (d) Employment and Non-Competition Agreement. Garret son shall have received an original Employment and NonCompetition Agreement, duly executed by Company.

        (e) Opinion of Counsel to Purchaser. Sellers shall have received the opinion of Paul, Hastings, Janofsky & Walker, counsel to Purchaser, dated the Closing Date, substantially in the form of Exhibit 3 hereto.

        (f) Purchase Price. Sellers shall have received the Purchase Price payable on the Closing Date pursuant to Section 1.2.

        (g) Release of Guaranties. All personal guaranties by Garretson with respect to any Indebtedness or other obligations of Company shall have been terminated, cancelled or released.


                                ARTICLE  VI.

                 CLOSING DATE AND TERMINATION OF AGREEMENT


        6.1 Closing Date. The closing for the consummation of the purchase and sale contemplated by this Agreement (the "Closing") shall, unless another date or place is agreed to in writing by Sellers and Purchaser, take place at the offices of Paul, Hastings, Janofsky & Walker, at 695 Town Center Drive, Seventeenth Floor, Costa Mesa, California 92626, on the date (the "Closing Date") on which each condition set forth in
 Article V is satisfied or waived.

        6.2 Termination of Agreement. This Agreement may be terminated and abandoned at any time prior to the Closing Date:

        (a) By mutual consent of Purchaser, on the one hand, and Sellers, on the other hand; or

        (b) By Purchaser or Sellers if, without fault of such terminating party, the Closing shall not have been consummated on or before September 30, 1996.

        6.3 Effect of Termination. In the event of termination of this Agreement as provided in Section 6.2, notice thereof shall be promptly given by the terminating party to the other parties and thereafter this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of Purchaser or Sellers or any of their respective Affiliates (a) except that Section 4.1 shall remain in full force and effect, and (b) except that nothing herein will relieve any party from liability for any willful breach of any agreement or covenant herein or any Seller from liability for breach of its representations in Sections 2.2 and
 2.4 herein as they pertain to such Seller and the shares such Seller purports to own.


                                ARTICLE  VII.

                              INDEMNIFICATION

        7.1  Indemnification by Sellers

        (a) Subject to the provisions of Sections 7.1(b) and 7.3 below, Sellers, shall severally indemnify Purchaser and its Affiliates including, without limitation, Company, and each of their respective stockholders, officers, directors, employees and representatives (each a "Purchaser Indemnitee") against, and hold each Purchaser Indemnitee harmless from, any and all loss, damage, liability, payment, and obligation, and all expenses, including without limitation reasonable legal fees (collectively "Losses") , incurred, suffered, sustained or required to be paid, directly or indirectly, by, or sought to be imposed upon, such Purchaser Indemnitee after the Closing Date resulting from, related to or arising out of any inaccuracy in or breach of any of the representations, warranties or covenants made by Sellers or Company in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing of the transactions contemplated hereunder.

        (b) No Purchaser Indemnitee shall be entitled to indemnification pursuant to this Section 7.1 in respect of an inaccuracy in or breach of any representation or warranty (other than with respect, to the representations and warranties in Sections 2.2 (Authorization); or 2.4 (Capitalization; No Subsidiaries) and with respect to any breach or inaccuracy of any representation or warranty known by Sellers, or Company, prior to Closing), until such time as the Losses of all Purchaser Indemnitees exceed Three Hundred Twenty-Five Thousand Dollars ($325,000) ("Sellers' Basket") in the aggregate; provided that all claims by Purchaser Indemnitees for indemnification shall accrue in the aggregate until the Losses of all Purchaser Indemnitees exceed the Sellers' Basket and thereupon Sellers shall become obligated to indemnify the Purchaser Indemnitees only for the amount by which all such claims exceed Sellers' Basket. In no event shall the Indemnitor's indemnification obligations in this Section 7.1 exceed an aggregate of One Million Dollars ($1,000,000), or for any Seller, its proportionate share thereof as determined by the portion of the Purchase Price received by or for the benefit of such Indemnitor.

        (c) Each Purchaser Indemnitee shall promptly give written notice to Indemnitors of the assertion by any Person of any claim, action, suit or proceeding with respect to which Indemnitors are obligated to provide indemnification hereunder; provided, however, that the rights of a Purchaser Indemnitee to be indemnified hereunder shall only be affected by the failure to give such notice if and to the extent such failure prejudices Indemnitors in the defense of such third party claim. Amounts due with respect to Losses covered by this Section 7.1 shall be paid promptly after delivery of reasonably documented written notice of the amount of Losses incurred. Indemnitors shall have the right, but not the obligation, to contest, defend or litigate, and to retain counsel of their choice in connection with, any claim, action, suit or proceeding by any third party alleged or asserted against a Purchaser Indemnitee that is subject to indemnification by Indemnitors hereunder, and the cost and expense thereof shall be subject to the indemnification obligations of Indemnitors hereunder; provided, that each Purchaser Indemnitee shall have the right and option to participate in, but not control, the defense of such action at its own expense; and provided, further, that, (i) if Indemnitors elect not to defend any such action or (ii) if a Purchaser Indemnitee shall have defenses not available to Indemnitors and if counsel to Purchaser shall advise in a written opinion that common representation is not appropriate, then such Purchaser Indemnitee shall be entitled, at its option through counsel of its choice, but at Indemnitors' expense, to assume and control the defense of such action. Neither Indemnitors, on the one hand, nor any Purchaser Indemnitee, on the other hand, shall be entitled to settle or compromise any such claim, action, suit or proceeding without the prior written consent of such Purchaser Indemnitee or Indemnitor, as the case may be, which consent shall not be unreasonably withheld. Decisions about counsel and the course of any defense and consents to settlements shall be made by Garretson if Sellers are unable, among themselves, to agree, except that no Seller shall be subject to a settlement which provides for anything but the payment of money or the release of claims without such Seller's consent.

        7.2  Indemnification by Purchaser

        (a) Subject to the provisions of Section 7.2(b) and 7.3 below, Purchaser shall indemnify Sellers and their Affiliates (other than Company) and each of their respective stockholders, officers, directors, employees and representatives (each a "Seller Indemnitee") against, and hold each Seller Indemnitee harmless from, any and all Losses incurred, suffered, sustained or required to be paid, directly or indirectly, by or sought to be imposed upon, such Seller Indemnitee resulting from, related to or arising out of any inaccuracy in or breach of any of the representations, warranties or covenants made by Purchaser in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing of the transactions contemplated hereunder.

        (b) No Seller Indemnitee shall be entitled to indemnification pursuant to this Section 7.2 in respect of an inaccuracy in or breach of any representation or warranty, until such time as the Losses of all Seller Indemnitees exceed Three Hundred Twenty-Five Thousand Dollars ($325,000) ("Purchaser's Basket") in the aggregate; provided that all claims by Seller Indemnitees for indemnification shall accrue in the aggregate until the Losses of all Seller Indemnitees exceed the Purchaser's Basket and thereupon Purchaser shall become obligated to indemnify the Seller Indemnitees only for the amount by which all such claims exceed Purchaser's Basket. In no event shall Purchaser's indemnification obligations in this
 Section 7.2 in the aggregate exceed One Million Dollars ($1,000,000).

        (c) Each Seller Indemnitee shall promptly give written notice to Purchaser of the assertion by any Person of any claim, action, suit or proceeding with respect to which Purchaser is obligated to provide indemnification hereunder; provided, however, that the rights of a Seller Indemnitee to be indemnified hereunder shall only be affected by the failure to give such notice if and to the extent such failure prejudices Purchaser in the defense of such third party claim. Amounts due with respect to Losses covered by this Section 7.2 shall be paid promptly after delivery of reasonably documented written notice of the amount of Losses incurred and if the provisions of Section 7.2(b) apply to limit the payment of all amounts claimed, shall be paid on a pro-rata basis according to the number of shares sold. Purchaser shall have the right, but not the obligation, to contest, defend or litigate, and to retain counsel of its choice in connection with, any claim, action, suit or proceeding by any third party alleged or asserted against a Seller Indemnitee that is subject to indemnification by Purchaser hereunder, and the cost and expense thereof shall be subject to the indemnification obligations of Purchaser hereunder; provided, that each Seller Indemnitee shall have the right and option to participate in, but not control, the defense of such action at its own expense; and provided, further, that (i) if Purchaser elects not to defend any such action or (ii) if a Seller Indemnitee shall have defenses not available to Purchaser and if counsel to Sellers shall in a written opinion advise that common representation is not appropriate, then such Seller Indemnitee shall be entitled, at its option through counsel of its choice, but at Purchaser's expense, to assume and control the defense of such action. Neither any Seller Indemnitee, on one hand, nor Purchaser, on the other hand, shall be entitled to settle or compromise any such claim, action, suit or proceeding without the prior written consent of such seller Indemnitee or Purchaser, as the case may be, which consent shall not be unreasonably withheld.

        7.3  Survival of Representations and Warranties; Reliance

        (a) All representations and warranties contained herein or made pursuant hereto shall survive the Closing hereunder until January 16, 1998, or, if such date is earlier, the date on which Purchaser receives an audit report on Company financial statements covering a full twelve-month period after the Closing, except that the representations and warranties in Sections 2.4 (Capitalization; No Subsidiaries), 2.14 (Employee Benefits) and 2.17 (Taxes) shall survive the Closing until the expiration of the applicable statute of limitations. The expiration of any representation and warranty shall not affect any claim for indemnification made prior to the date of such expiration.

        (b) The representations and warranties made by any party in this Agreement or in any agreement, certificate, schedule or exhibit delivered in connection with this Agreement may be fully and completely relied upon by each other party unless the party seeking to avoid such representation or warranty can demonstrate that the investigation made by or on behalf of such other party actually revealed or disclosed the inaccuracy in question.

        7.4 Sole Remedy. Following the Closing, the indemnification provided in this Article VII shall be the sole remedy of the parties for a breach of this Agreement except for claims based upon actual fraud inducing a party to execute and perform obligations under this Agreement.


                               ARTICLE  VIII.

                               MISCELLANEOUS

        8.1 Further Actions. From time to time, as and when requested by Purchaser, Sellers shall execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as Purchaser may reasonably deem necessary or desirable to carry out the intent and purposes of this Agreement, to transfer, assign and deliver to Purchaser effective as of the Closing, and its successors and assigns, Company Common Stock (or to evidence the foregoing) and to consummate and give effect to the other transactions, covenants and agreements contemplated hereby.

        8.2 Expenses. Except as otherwise specifically provided herein, Sellers and Purchaser shall each bear their own legal fees and other costs and expenses with respect to the negotiation, execution and delivery of this Agreement and the consummation of the transactions hereunder, except that Company may pay up to $50,000 of legal and accounting costs, or other expenses, directly related to the preparation, execution and consummation of the transactions contemplated by this Agreement. Purchaser shall pay all sales, transfer and documentary taxes and other expenses incident to the transfer of Company Common Stock.

        8.3 Entire Agreement. This Agreement, which includes the Appendix, the Schedules and the Exhibits hereto and the other documents, agreements and instruments executed and delivered pursuant to this Agreement, contain the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all prior arrangements or understandings with respect thereto.

        8.4 Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

        8.5 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if (a) delivered personally or (b) sent by registered or certified mail, postage prepaid, or (c) sent by overnight courier with a nationally recognized courier, or (d) via facsimile confirmed in writing in any of the foregoing manners, as follows:

             If to Sellers:

             Samuel D. Garretson
             1665 Chevron Way, N.E.
             Atlanta, Georgia 30350

             With a Copy to:

             David S. Stone, Esq.
             Seyfarth, Shaw, Fairweather & Geraldson
             Suite 4200
             55 East Monroe Street
             Chicago, Illinois 60603
             FAX: (312) 269-8869

             If to Company:

             Piedmont Laboratories, Inc.
             Attention:     Corporate Secretary
             2030 Old Candler Road
             Gainesville, GA 30507
             FAX: (770) 535-8132

             If to Purchaser:

             Aerosol Companies Holding Corporation
             Attention:     Secretary
             c/o The Gordon+Morris Group
             620 Newport Center Drive, Suite 1400
             Newport Beach, CA 92660
             FAX: (714) 759-7628

             With a Copy to:

             Peter J. Tennyson, Esq.
             Paul, Hastings, Janofsky & Walker
             Seventeenth Floor
             695 Town Center Drive
             Costa Mesa, California 92626
             FAX: (714) 979-1921

 If sent by mail, notice shall be considered delivered five (5) business days after the date of mailing, and if sent by any other means set forth above, notice shall be considered delivered upon receipt thereof. Any party may by notice to the other parties change the address to which notice or other communications to it are to be delivered or mailed.

        8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia (other than the choice of law principles thereof). Any action, suit or other proceeding initiated by Sellers or Purchaser against any other party under or in connection with this Agreement may be brought in any Federal or state court in the State of Georgia, as the party bringing such action, suit or proceeding shall elect, having jurisdiction over the subject matter thereof. Sellers and Purchaser hereby submit themselves to the jurisdiction of any such court and agree that service of process on them in any such action, suit or proceeding may be effected by the means by which notices are to be given to it under this Agreement.

        8.7 Assignability. This Agreement shall not be assignable by any party without the written consent of the other parties and any such purported assignment by any party without such consent shall be void, except that:

        (a) any or all rights of Purchaser to receive the performance of the obligations of Sellers hereunder (but not the obligations of Purchaser to Sellers hereunder) and rights to assert claims against Sellers in respect of any inaccuracy in or breach of any representations, warranties or covenants of Sellers hereunder, may be assigned by Purchaser to a direct or indirect subsidiary of Purchaser, and

        (b) Purchaser may assign to any bank, insurance company or other financial institution providing financing or extending credit to Purchaser or Company any or all of its rights to assert claims against Sellers in respect of any inaccuracy in or breach of representations, warranties or covenants under this Agreement, but any assignee of such rights under clause (a) or clause (b) shall take such rights subject to any defenses, counterclaims and rights of set-off to which Sellers might be entitled under this Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

        8.8 Waivers and Amendments. Any waiver of any term or condition of this Agreement, or any amendment or supplementation of this Agreement, shall be effective only if in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party's rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

        8.9 Third Party Rights. Notwithstanding any other provision of this Agreement, and except as expressly provided in Section 7.1 or 7.2 hereof or as permitted pursuant to Section 8.7 hereof, this Agreement shall not create benefits on behalf of any shareholder or employee of Purchaser or Company, or any other Person (including without limitation any broker or finder), and this Agreement shall be effective only as between the parties hereto, their successors and permitted assigns.

        8.10 Public Announcements. Purchaser and Sellers will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and neither Purchaser, nor Sellers shall issue any such press release or make any such public statement without the prior approval of the other parties both as to the making of such release or statement and as to the form and content thereof, except to the extent that such party is advised by counsel, in good faith, that such release or statement is required as a matter of law.

        8.11 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Facsimile signatures shall be treated as if they were originals.



        IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first above written.

                                  "Purchaser"

                                  AEROSOL COMPANIES HOLDING
                                  CORPORATION



                                  By:    John H. Morris
                                     --------------------------------
                                    Name:
                                    Title:



                                  "Sellers"



                                  /s/ Samuel D. Garretson
                                     --------------------------------
                                  SAMUEL D. GARRETSON



                                  /s/ Michael J. Garretson
                                     --------------------------------

                                  MICHAEL J. GARRETSON



                                  /s/ Gregory G. Garretson
                                     --------------------------------
                                  GREGORY G. GARRETSON




                                  /s/ Ian Gecker
                                     --------------------------------
                                  IAN GECKER



                                  /s/ Carl H. Trieshmann
                                     --------------------------------
                                  CARL H. TRIESHMANN



                                  GARRETSON, O'SULLIVAN CHARITABLE
                                  TRUST



                                  /s/ Robert R. Kiser
                                     --------------------------------
                                  By:
                                  Its:  Trustee



                                  "Company"

                                  PIEDMONT LABORATORIES, INC.




                                  /s/ Samuel D. Garretson
                                     --------------------------------
                                  By:    Samuel D.  Garretson
                                    President





                                 APPENDIX A

                                Definitions

        Capitalized terms in this Agreement shall have the meanings ascribed to them in this Appendix A unless such terms are defined elsewhere in this Agreement:

        Affiliate: With respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" means the power to direct the management and policies of another Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        Encumbrance: Any lien, mortgage, pledge, security interest, charge or encumbrance of any kind, whether voluntary or involuntary, (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and, with respect to capital stock, any option or other right to purchase or any restriction on voting or other rights.

        GAAP: Generally accepted accounting principles as set forth in statements from Auditing Standards No. 69 entitled "The Meaning of 'Present Fairly in Conformance with Generally Accepted Accounting Principles in the Independent Auditors Reports'" issued by the Auditing Standards Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.

        Governmental Entity: Any nation or any state, commonwealth, territory, possession or tribe and any political subdivision, courts, departments, commissions, boards, bureaus, agencies or other instrumentalities of any of the foregoing.

        Indebtedness: With respect to any Person (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services if the purchase price is due more than six months from the date the obligation is incurred or is evidenced by a note or similar written instrument; and (e) all indebtedness secured by any Encumbrance on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person.

        "Knowledge" of the Company or statements about facts or circumstances recognized by the Company shall refer to the actual knowledge, after such inquiry of Company personnel and review of Company records (but without independent inquiry) as they deem appropriate, of Samuel Garretson, Michael Garretson, Gregory Garretson, Norman Marcus, Ian Gecker and Grace Villyard.

        Material Adverse Effect: A material adverse effect on the business, operations, condition (financial or otherwise) or prospects of Company.

        Person: An individual, corporation, partnership, joint venture, trust or unincorporated organization or association or other form of business enterprise or a Governmental Entity.


        Subsidiary: With respect to any Person, any other Person whose voting securities or other ownership interests directly or indirectly are owned by such Person.

        Tax: Any and all license and registration fees, taxes (including, without limitation, income, minimum or alternative minimum tax, gross receipts, ad valorem, value added, environmental tax, turnover, sales, use, personal property (tangible and intangible), stamp, leasing, lease, user, leasing use, excise, payroll, franchise, transfer, fuel, excess profits, occupational, interest equalization and other taxes), levies, imposts, duties, charges or withholdings of any nature whatsoever, imposed by any Governmental Entity, together with any and all penalties, fines, additions to tax and interest thereon, whether or not such Tax shall be existing or hereafter adopted.

        Other Definitions: The following terms have the meanings ascribed to them in the Sections noted:



                                                          Section

   Agreement                                              Recitals
   Stockholders Agreement                                 5.1(h)
   Monthly Financials                                     4.2
   Authorizations                                         2.9(a)
   Benefit Plans                                          2.14(a)
   Business Rights                                        2.13
   Closing                                                6.1
   Closing Date                                           6.1
   COBRA                                                  2.14(f)
   Code                                                   2.14(d)
   Company                                                Recitals
   Company Common Stock                                   Recitals
   Contracts                                              2.8(b)
   Employment and Non-Competition
   Agreement                                              5.1(i)
   Environmental Law                                      2.16(b)
   ERISA                                                  2. 14 (a)
   Financial Statements                                   2.5(a)
   Garretson                                              Recitals
   Garretson Trust                                        Recitals
   Hazardous Materials                                    2.16(c)
   Inventory                                              2.21
   Losses                                                 7.1(a)
   Properties                                             2.7(a)
   Purchase Price                                         1.2
   Purchaser                                              Recitals
   Purchaser Indemnitee                                   7.1(a)
   Purchaser's Basket                                     7.2(b)
   Release                                                2.16(d)
   Seller Indemnitee                                      7.2(a)
   Sellers                                                Recitals
   Sellers' Basket                                        7.1(b)


                                 EXHIBIT l

                  EMPLOYMENT AND NON-COMPETITION AGREEMENT


     THIS EMPLOYMENT AND NON-COMPETITION AGREEMENT (this "Agreement") is made this ____ day of _____________, 1996, by and between PIEDMONT LABORATORIES, INC., a Georgia corporation having its principal place of business at 2030 Old Candler Road, Gainesville, Georgia 30507 (the "Company"), and SAMUEL D. GARRETSON, whose address is 1665 Chevron Way, N.E., Atlanta, Georgia 30350 (the "Employee").

                            W I T N E S S E T H:

     WHEREAS, the Company is engaged in the business of providing aerosol and liquid filling and packaging services and has need for management personnel with experience in said business; and

     WHEREAS, the Employee is experienced in the business of providing aerosol and liquid filling and packaging services and in the management of such business and is simultaneously selling a majority of Company's stock pursuant to a Stock Purchase Agreement dated June , 1996; and

     WHEREAS, the Company desires to continue to employ the Employee in the same or similar capacity as that previously existing between the Employee and the Company upon the terms and conditions hereinafter set forth; and

     WHEREAS, the Employee is willing to enter into this Agreement with respect to the Employee's employment and services upon the terms and conditions hereinafter set forth;

     NOW THEREFORE, in consideration of the foregoing recitals and the promises herein contained, the parties agree as follows:


                                  I.  TERM

     Section 1.01. Employment. Subject to the provisions of Section 4.01 hereof, the Company hereby employs the Employee and the Employee hereby accepts employment with the Company for a period of two (2) years beginning on [closing date, 1996 and terminating at the close of business on [closing date), 1998 (the "Employment Term"). The Employment Term may be extended by a mutual agreement in writing for two years on the same or mutually agreeable terms.


                                II.  DUTIES

     Section 2.01. General Duties. The Employee shall serve as the President of the Company during the Employment Term. Further, Employee shall serve as a member of the Board of Directors of the Company, its parent company and of Aerosol Services Holding Corporation ("ASHC"). The Employee shall, during the Employment Term, subject to the policies of the Board of Directors of the Company, manage and direct the day-to-day business of the Company, performing those acts and doing those things customarily done by the president for companies comparable to the Company.

     Section 2.02. Devotion of Time to the Company's Business. The Employee agrees during the Employment Term, to devote his best efforts to his employment, and perform such duties consistent with his capacity as President of the Company as shall be determined by the Board of Directors of the Company. The Employee further agrees to (i) devote such time as is reasonably necessary to fulfill the duties of his office to the business and affairs of the Company, (ii) devote his time and resources to the training and development of individuals capable of managing and directing the day-to-day business of the Company so that in the future such individuals may be promoted to senior executive positions within the Company, and (iii) faithfully observe his duties to preserve as confidential all trade and other secrets of the Company. The Employee shall not, during the Employee's employment, unless otherwise agreed to in advance and in writing by the Company, seek or accept other employment, become self-employed in any other capacity during the Employment Term, or engage in any activities which are detrimental to the business of the Company. Notwithstanding the foregoing, the Employee may engage in personal investment activities which do not interfere with the Employee's duties under this Agreement.


                             III.  COMPENSATION

     Section 3.01. Base Salary. As compensation for his services hereunder, during the Employment Term, the Employee shall receive an annual base salary of Two Hundred Thousand Dollars ($200,000). Such base salary shall be payable in cash at the times and in the installments consistent with the Company's payroll practices.

     Seciton 3.02. Bonus Plan. The Employee shall be a full participant in any performance bonus plan made available to senior executives of the Company except for any such plan established to assist executives to purchase shares of stock.

     Section 3.03. Continuation of Salary. If the Employee dies or becomes disabled during the Employment Term so that he is unable to perform his duties hereunder, if Company terminates this Agreement for any reason except as specified in Section 4.01, or if Employee resigns for "good reason" as described in Section 4.02 the Company agrees to continue to pay the Employee or his estate his base salary monthly, but not beyond the end of the Employment Term, and to continue to provide the benefits described in Section 3.04.

     Section 3.04. Benefits. During the Employment Term, the Employee shall be entitled to a monthly car allowance of $1,200.00 per month and to reimbursement of reasonable operating, repair and maintenance expenses and company-provided automobile insurance for two automobiles, equivalent to those now provided Employee by Company. In addition, the Employee shall be entitled to insurance benefits substantially similar to those now provided under [Insert Plan Name/Number ]and may continue such benefits after any termination of this Agreement by paying the applicable premium to the extent allowed by applicable law. However, the Company may cease providing such benefits if any law or regulation prohibits making benefits available except on an equal basis for all employees. The Employer shall continue to pay the dues, fees and assessments relating to Employee's current club memberships during the Employment Term. When Employee's employment terminates, Company agrees to transfer such memberships to the Employee, and to execute such documents and instruments necessary and appropriate to effect such transfers.

     Section 3.05. Director Compensation. After the Employment Term, Employee shall receive compensation for any service as a director of the Company or its affiliates equivalent to the compensation of other "outside" directors. Employee shall not receive additional compensation for serving as a director during the Employment Term.


                              IV.  TERMINATION


     Section 4.01. Termination by the Company. Any of the following acts or omissions shall constitute grounds for the Company to terminate this
Agreement:

           (a) Conduct on the part of the Employee which constitutes the breach of any statutory or common law duty of loyalty to the Company which has a material adverse effect on Company;

           (b) Any illegal act by the Employee (as evidenced by a conviction) which materially and adversely affects the business of the Company; or

           (c) Intentional wrongful engagement in any competitive activity prohibited by Section 5.01 hereof.

      It shall be presumed that the Employee's participation in a business enterprise other than the Company, except as a member of the Board of Directors of the Company, Employee's parent company, ASHC and Aerosol Service Company, constitutes cause for termination under clause (c) of this section unless the Employee demonstrates otherwise to the reasonable satisfaction of the Board of Directors of the Company. Termination by the Company shall be accomplished by written notice to the Employee and, if pursuant to paragraph (a) or (b) above, shall be preceded by a written notice providing a reasonable opportunity for the Employee to correct his conduct, if the conduct in question can be corrected.

     Section 4.02. Resignation for Good Reason. Employee may resign for "good reason" and thereby terminate his employment (but not his other obligations hereunder) as a result of the following:

           (a) Without the Employee's prior written consent, a reduction in his current salary;

           (b) The taking of any action by the Company that would substantially diminish the aggregate value of the benefits provided to the Employee under the Employee's medical, health, accident, disability, life insurance, thrift and retirement plans in which he was participating on the date of this Agreement, other than any such reduction which is (i) required by law, (ii) implemented in connection with a general concessionary arrangement affecting all employees or affecting the group of employees (senior management) of which the Employee is a member or (iii) generally applicable to all beneficiaries of such plans;

           (c) An involuntary relocation of the Employee's place of employment outside the general North Georgia area;

           (d) Resignation as a result of unlawful discrimination or other unlawful acts committed against employee, as evidenced by a settlement, arbitration award or final court order;

           (e) A reduction in duties and responsibilities which results in the Employee no longer having the customary duties of a president; or

           (f) The Gordon + Morris Investment Partnership, L.P. or its successors and Employee, collectively shall cease to Control (as hereinafter defined) the Company.

      Section 4.03. Damages for Breach of Contract. In the event of a breach of this Agreement by either the Company or the Employee resulting in damages to the other party, that party may recover from the party breaching this Agreement any and all damages that may be sustained, excluding incidental, consequential and punitive damages.

      Section 4.04. Arbitration. With the exception of suits for specific enforcement of the provisions of Sections 5.01 and 5.02, any controversy, dispute or claim arising out of, relating to, or concerning this Agreement, the breach of this Agreement, the employment of the Employee, or the termination of the Employee's employment will be resolved pursuant to this
 Section 4.04. This includes all claims, whether arising in tort or contract, and whether arising under statute or common law. Any such controversy, dispute or claim will be submitted to the American Arbitration Association ("AAA") in Atlanta, Georgia, for final and binding arbitration in accordance with its Employment Dispute Rules then existing; provided that, if the rules of the AAA differ from those in this section, the provisions of this section will control. Any demand for resolution of such a matter must be sent to the AAA and served on the other party within the period covered by the applicable statute of limitations. No arbitrator will have any authority to extend, modify, or suspend any of the terms of this Agreement. The arbitrator must make his award in writing and must accompany it with an opinion discussing the evidence and setting forth the reasons for the award. The decision of the arbitrator within the scope of the submission will be final and binding on both parties, and any right to judicial action on any matter subject to resolution by arbitration hereunder hereby is waived unless otherwise required by applicable law, except suit to enforce an award by the arbitrator or in the event resolution by an arbitrator is not available for any reason. This Section
 4.04 will be specifically enforceable. Judgment upon any award rendered by the AAA and/or any other arbitrator may be entered in any court having jurisdiction.

      Section 4.05. Attorneys' Fees and Costs. If any action in law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which he may be entitled.


                         V.  RESTRICTIVE COVENANTS

      The following restrictive covenants shall apply to this Agreement:

      Section 5.01. Non-Competition. Until five (5) years after the date Employee is no longer employed by Company, or, if such period would be shorter, until a date which is seven years after the closing under the Stock Purchase Agreement, the Employee will not directly or indirectly, participate in a managerial or supervisory capacity as an executive officer, member of senior management or consultant in any business or enterprise competing with the Company or any Affiliate in the Territory described on Exhibit A. "A business or enterprise competing with the Company or any Affiliate" means any business or enterprise which does research with respect to, designs, develops, fills, packages, produces or manufactures any products or provides any services within the aerosol and liquid filling contract packaging field. "Affiliate" means any corporation, company, partnership, joint venture and/or firm which controls, is controlled by or is under common control with the Company. "Control" means (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or participating shares entitled to vote for the election of directors; and (b) in the case of non-corporate entities (such as joint venture partnerships or limited partnerships), either (x) direct or indirect ownership of at least fifty percent (50%) of the equity interest, or (y) the power to direct the management and policies of the noncorporate entity. "Territory" means the states listed on Exhibit A hereto.

      The Employee acknowledges that the Company is and has been conducting business throughout the entire Territory and that Employee's duties as President and his status prior to the closing under the Stock Purchase Agreement, have involved him in all aspects of the Company's business. The Employee agrees and acknowledges the Company has a valid and legitimate business interest in protecting its business in the Territory from any activity prohibited by this Section 5.01.

      This Section 5.01 shall not apply to the Employee's ownership of three percent (3%) or less of the outstanding voting securities of any corporation or other entity which has its securities listed on a national securities exchange or on the Nasdaq Stock Market.

      Section 5.02. No Adverse Acts. During the Employment Term and continuing for two (2) years after the date of the expiration of the Employment Term, the Employee will not directly or indirectly, solicit, take away, or attempt to solicit or take away any employee of the Company either on the Employee's behalf or on behalf of any other person or entity in the Territory which competes with Company.

      Section 5.03. Equitable Relief. The Employee acknowledges and agrees that his services are as of a special, unique and extraordinary value to the Company and its Affiliates and that damages alone may be an inadequate remedy for any breach of this Agreement. Accordingly, in the event of the breach by the Employee of any of the provisions of this Agreement, the Company may, in addition and supplementary to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of this Agreement.


                            VI.  MISCELLANEOUS

      Section 6.01. Notices. Any notices to be given hereunder by either party to the other shall be in writing and may be effected by personal delivery, by courier, or by mail (registered or certified), postage prepaid with return receipt requested, or by facsimile confirmed by mail. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph. Mailed notices shall be deemed communicated as of four (4) calendar days after mailing. Notices delivered personally or by courier shall be deemed delivered when actually received.

      Section 6.01. Entire Agreement. This Agreement, together with the Stock Purchase Agreement, supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of the Employee by the Company and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, which are not embodied herein, and that no other prior agreement, statement or promise not contained in this Agreement shall be valid and binding. Any modification of this Agreement, statement or promise not contained in this Agreement shall not be valid or binding. Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

      Section 6.03. Partial Invalidity. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

      Section 6.04. Law Governing Agreement. This Agreement shall be governed by and construed in accordance with the law of the State of Georgia.

      Section 6.05. Successors and Assigns. The rights and obligations of the Company and the Employee under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.

      Section 6.06. Waiver. Either party's failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party's right to assert all other legal remedies available to it under the circumstances.


           [SIGNATURES ON FOLLOWING PAGE)


      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

                               "Company"

                               PIEDMONT LABORATORIES, INC.



                               By:
                                   ---------------------------------
                               Name:
                                     -------------------------------
                               Title:
                                      ------------------------------



                               "Employee"


                               ------------------------------------
                               Samuel D. Garretson



                                 EXHIBIT A

                                 Territory


                 [insert list of states/countries in which

                Company has customers or to which it ships)




                                  EXHIBIT 2                           DRAFT


            [OPINION OP SEYFARTH, SHAW, FAIRWEATHER & GERALDSON]



                                 ___________________, 1996

 Aerosol Companies Holding Corporation
 c/o The Gordon+Morris Group
 620 Newport Center Drive, Suite 1400
 Newport Beach, California  92660

      Re: Stock Purchase Agreement, dated June __, 1996 (the "Agreement"), by and among Aerosol Companies Holding Corporation, the Sellers named therein and Piedmont Laboratories, Inc.

 Ladies and Gentlemen:

      We have acted as special counsel to Samuel D. Garretson, an individual ("Garretson"), Michael J. Garretson and Gregory G. Garretson, individua1s (together with Garretson, the "Garretsons"), Ian Gecker, an individual ("Gecker"), Carl H. Trieshmann, an individual ("Trieshmann"), the Garretson, O'Sullivan Charitable Trust (the "Garretson Trust" and with Garretsons, Gecker and Trieshmann, the "Sellers") and Piedmont Laboratories, Inc., a Georgia corporation (the "Company"), in connection
 with that certain Stock Purchase Agreement, dated June    , 1996 (the
 "Agreement"), by and among Aerosol Companies Holding Corporation, a Delaware corporation ("Purchaser"), the Sellers and the Company.

      This opinion is being delivered pursuant to Section 5.1(j) of the Agreement. Capitalized terms used herein without definition have the meaning specified therefor in the Agreement. The Agreement and the Employment and Non-Competition Agreement which were prepared in connection with the consummation of the transactions reflected in the Agreement are sometimes referred to herein collectively as the "Documents."

      For purposes of rendering this opinion we have reviewed and examined originals or copies of the Documents and such other agreements, documents, instruments, records and matters of law as we have deemed necessary in order to render the opinions set forth herein. As to all factual matters relating to the opinions set forth herein, we have without independent investigation or verification relied upon the representation and warranties by the various parties in the Documents and upon certificates of the Company and Sellers. We have also relied upon and assumed the accuracy of such corporate records, documents, certificates, opinions, memoranda and other instruments with respect to the facts stated therein as in our judgments are necessary or appropriate to enable us to render the opinions expressed below.

      In rendering the opinions expressed below, we have assumed without independent investigation or verification on the following:

      (a) the signatures of all persons signing all agreements, documents or instruments in connection with this opinion is rendered are genuine, including but not limited to the Documents;

      (b) all agreements, documents and instruments submitted to us as originals or duplicate originals are authentic;

      (c) all agreement, documents and instruments submitted to us as copies, whether certified or not, conform to authentic original documents;

      (d) all parties to the agreements, documents or instruments reviewed by us (other than the Documents), including without limitation, the Company, Sellers and Purchaser or any person executing any such agreement, document or instrument on behalf of the Company, Sellers or Purchaser, have full power and authority to execute, deliver and perform their obligations under such agreements, documents and instruments and under the agreements, documents and instruments required or permitted to be delivered and performed thereunder, and that all such agreements, documents and instruments have been duly authorized by all necessary action, have been duly executed by such parties and are or will be valid, binding and enforceable obligations of the parties thereto;

      (e) all consents, approvals, waivers, exemptions and authorizations to be obtained by any party, including, without limitation, the Company, Sellers or Purchaser, in connection with the consummation of the transactions reflected in or contemplated by the Agreement have been obtained and that all other actions described in Section __ of the Agreement to be taken by any party, including, without limitation, the Company, Sellers or Purchaser, have been taken; and

      (f) there have been no changes since the respective dates of the governmental certificates examined by us which would make untrue or qualify any statement contained therein.


     Based on the foregoing and subjects to the limitations and qualifications expressed herein, we are of the opinion that:

           1. The Company is a corporation validly existing and in good standing under the laws of the State of Georgia and has the requisite corporate power and authority to conduct its business as presently conducted, to own and lease its properties and assets and to execute and deliver the Documents and perform its obligations thereunder.

           2. The Company is qualified to do business as a foreign corporation in the jurisdiction set forth in Exhibit A hereto.

           3. The Documents have been duly authorized, executed and delivered by the Company and are valid and binding obligations of the Company and the Agreement is enforceable against the Company in accordance with its terms.

           4. The Agreement has been duly executed and delivered by each Seller and constitutes the valid and binding obligation of each Seller and is enforceable against each Seller in accordance with its terms.

           5. The authorized capital stock of the Company consists of _________ shares of common stock, par value $___________ per share ("Company Common Stock"), of which 100 shares are issued and outstanding. Such shares have been duly authorized, validly issued, and are fully paid and non-assessable.

           6. Neither the execution and delivery by the Company of the Documents nor its performance of its obligations thereunder will (a) result in the material violation of (i) any Federal or Georgia statute or regulation applicable to the Company or (ii) any order or decree known to us of any court or Governmental Authority binding upon the Company or its property, (b) conflict with the Company's Articles of Incorporation or Bylaws or (c) result in a material default or in the creation of a lien under an indenture, loan agreement, or other agreement known to us by which the Company is a party and bound.

           7. Neither the execution and delivery by Sellers of the Documents to which each is a party, nor the performance of their respective obligations thereunder will (a) result in the violation of (i) any Federal or Georgia statute or regulation applicable to a Seller to (ii) any order or decree known to us of any court or Governmental Authority binding upon any shares of Company Common Stock owned by a Seller, in either case which would prevent such Seller from selling the Company Common Stock to Purchaser or otherwise prevent such Seller from materially performing its obligations under the Agreement (and with respect to Garretson, the Employment and Non-Competition Agreement) or (b) result in a material default or in the creation of a lien on the shares of Company Common Stock owned by any Seller or any material property or assets of the Company, under any indenture, loan agreement or other agreement which is known to us and to which a Seller or any of the shares of Company Common Stock is bound.

           8. The execution and delivery of the Documents by the Company and Sellers do not, and performance by each of them with the terms thereof and consummation of the transactions contemplated thereby will not, require any registration with or approval by any Federal or State of Georgia Governmental Authority that has not been made or obtained, where the failure to make or obtain such registration or approval, respectively, would materially adversely affect the ability of the Company or Sellers to perform any of their respective material obligations under the Documents to which each is a party.

           9. Assuming full payment by or on behalf of Purchaser of the consideration for the Company Comon Stock set forth in the Agreement in the manner and to the persons contemplated in the Agreement, the performance by Purchaser of its obligations under the Agreement, the delivery by or on behalf of each Seller to Purchaser of the certificates for the Company Common Stock owned by such Seller and the executed stock powers for each Seller therefor at the closing of the purchase and sale of the Company Common Stock, and the acquisition of the Company Common Stock by Purchaser in good faith without notice of any adverse claim, Purchaser will acquire the interests of the Sellers in the Company Common Stock, free of any
 adverse claim as a "bona fide purchaser" under Section          of the
 Georgia Uniform Commercial Code.

      We are not acting as counsel for the Company or Garretson in any pending litigation in which the Company or Garretson is a party, and neither the Company nor Garretson has referred to us for legal advice or legal representation any litigation matter that has been overtly threatened, in writing, in which the Company or Garretson may reasonably be expected to become a party.

      The statement set forth in the preceding sentence is limited to those matters that the Company or Garretson has referred to us for legal representation or about which the Company or such Seller has consulted us as counsel and with respect to which we have given substantive attention, as reflected in our billing statements, subsequent to January 1, 199[5].
 We have identified those matters by making inquiry of the lawyers presently in the Chicago Office of our firm who, according to our billing statements, have been engaged in legal services on behalf of the Company or Garretson during that period. In that process we have not undertaken any independent review of documents or records concerning the Company or Garretson that are in our possession.

      We are also able to advise you that, based only upon an inquiry of those attorneys presently in the Chicago Office of our firm who have, according to our billing statements, devoted time to the transactions contemplated by the Documents, we do not have any knowledge of any action, suit or proceeding pending against the Company or any Seller relating to the shares of the Company Common Stock, in law or equity before any court, arbitrator or administrative or governmental body, in which an injunction or order has been entered (or a hearing to cause on injunction to be entered is pending or with respect to which the Company or any Seller has received written notice thereof) preventing the transactions contemplated by the Documents.

      The opinions set forth herein are subject to the following further qualifications, assumptions, limitations and exceptions:

      (a) Our opinions are subject in all cases to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditors' rights and remedies generally;

      (b) the legality, validity, enforceability and binding effect of the Documents are subject to general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity), including without limitation, good faith, fair dealing, unconscionability, materiality, reasonableness and the possible unavailability of specific performance and injunctive relief;

      (c) any provision contained in the Documents which purports to sever from any such Document any provision therein which is prohibited or unenforceable under applicable law without affecting the enforceability or validity of the remainder of such Document is subject to the qualification that such a provision may be enforced only to the extent that a court of competent jurisdiction determined that such prohibited or unenforceable provision could be severed without impairing the interpretation and application of the remainder of such Document;

      (d) we express no opinion as to the enforceability of cumulative remedies to the extent that such cumulative remedies purport to compensate or would have the effect of compensating the party entitled to the benefits thereof in amounts in excess of the actual loss suffered by such party;

      (e) requirements in the Documents specifying that provisions thereof may only be waived in writing may not be valid, binding or enforceable to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created modifying any provision of such Document;

      (f) we express no opinion as the enforceability of the indemnification provisions to the Documents insofar as such provisions contravene public policy or limit the remedies available to any party otherwise entitled to indemnification, contribution or other remedies under the laws, statutes, regulations or rules of any jurisdiction;

      (g) our opinions rendered in Paragraphs 6, 7 and 8 above are based upon a review of those Federal and State of Georgia statutes and regulations which, in our experience, are normally applicable to transactions of the type contemplated in the Documents.

      (h) a statement in our opinion or in this letter that a matter which involves a question of fact is "to our knowledge" or "known to us" refers exclusively to the current actual knowledge of facts or other information of the attorneys of our firm who have given substantive attention to matters concerning the Company or Sellers in connection with the transactions which are the subject of this opinion, and our knowledge of the Company and/or the Sellers is limited to the representations made by the Company and Sellers in the Documents, but beyond that we have made no independent factual investigation for the purpose of rendering the opinions contained herein and no inference as to our knowledge concerning any facts should be drawn as a result of our limited representation; and

      (i) the opinions set forth herein are limited to the matters stated herein as of the date hereof and we disavow any obligation to update this opinion or advise you of any change in our opinions in the event of changes in applicable law or facts becoming effective after the date hereof or if additional or newly discovered information is brought to our attention.

      We call your attention to the fact that we are attorneys admitted to practice law in the State of Illinois. We express no opinion as to any laws, or matters governed by any laws, other than the laws of the State of Illinois and the Federal laws of the United States. Insofar as the opinions expressed herein relate to matters governed by the laws of the State of Georgia, we have relied solely, with your consent and without independent investigation, on the opinion of counsel attached as Exhibit B hereto, as to the matters described therein, a copy of which is being delivered to you herewith.

      This opinion is rendered solely for the benefit of the addressees, and may not be relied upon by any other person. It may not be disclosed or referred to by you or anyone acting on your behalf to any person except for purposes of review by your counsel in connection with the purchase and sale of the Company Stock without the prior written consent of the undersigned.

                             Very truly yours,



                             [SEYFARTH, SHAW, FAIRWEATHER & GERALDSON]






                                 EXHIBIT 3
                   Form of Opinion (Purchaser's Counsel)


                             ____________, 1996


 Samuel D. Garretson and the Other Sellers
 1665 Chevron Way, N.E.
 Atlanta, Georgia 30350

 Piedmont Laboratories, Inc.
 2030 Old Candler Road
 Gainesville, Georgia 30507

      Re: Stock Purchase Agreement, dated as of June __ 1996, among Aerosol Companies Holding Corporation, Samuel D. Garretson and the other Sellers named therein and Piedmont Laboratories, Inc.

 Ladies and Gentlemen:

           We have acted as special counsel to Aerosol Companies Holding Corporation, a Delaware corporation ("Purchaser") in connection with the Stock Purchase Agreement (the "Agreement"), dated as of June 27, 1996, among Purchaser, Samuel D. Garretson, an individual ("Garretson"), and the other Sellers named therein (together with Garretson, "Sellers") and Piedmont Laboratories, Inc., a Georgia corporation ("Company")

           This opinion is rendered in compliance with Section 5.2(e) of the Agreement. Capitalized terms used herein shall have the meanings ascribed them in the Agreement, unless otherwise defined herein.

           We have examined originals or copies of the Agreement.

           We have also examined such other documents, records and matters of law and fact as we have deemed necessary for the purposes of this opinion. As to factual matters, we have relied upon the representations and warranties by the various parties in the Agreement and the Employment and Non-Competition Agreement and upon certificates of Purchaser. We have also relied upon originals or copies of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

      Based upon the foregoing and subject to the assumptions, limitations, qualifications and exceptions set forth below, we are of the opinion that:

           1. Purchaser is incorporated, validly existing and in good standing under the laws of the State of Delaware with corporate power and authority to execute and deliver the Agreement and perform its obligations thereunder.

           2. Purchaser is qualified to do business as a foreign corporation and is in good standing in the State of Georgia to the extent necessary to perform its obligations under the Agreement.

           3. The Agreement has been authorized, executed and delivered by Purchaser and is a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

           4. Neither the execution and delivery by Purchaser of the Agreement nor its performance of its obligations thereunder will (a) result in the violation of (i) any federal or Georgia statute or regulation applicable to Purchaser or (ii) any order or decree known to us of any court or governmental authority binding upon Purchaser or its property, (b) conflict with Purchaser's Certificate of Incorporation or Bylaws or (c) result in a default or in creation of a lien under any indenture, loan agreement, or other agreement known to us by which Purchaser is bound.

           We are able to advise you that, based only upon an inquiry of those attorneys presently in our firm who have, according to our records, devoted time to the transactions contemplated by the Agreement, we are aware of no action, suit, or proceeding pending against Purchaser, in law or equity before any court, arbitrator or administrative or governmental body, in which an injunction or order has been entered (or a hearing to cause an injunction or order to be entered is pending or noticed) preventing the transactions contemplated by the Agreement.

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           The foregoing opinions are subject to the following assumptions, limitations, qualifications and exceptions:

           A. We have assumed (i) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (ii) the conformity with the originals of all documents submitted to us as copies thereof, (iii) the accuracy of all certificates from public officials and authorized representatives of Purchaser submitted to us, (iv) the continued accuracy of all certificates from public officials dated earlier than the date of this letter, and (v) that the Agreement and the Employment and Non-Competition Agreement have been duly authorized, executed and delivered by, and constitute the valid and binding obligations of Company and each Seller that is a party thereto, enforceable against Company and such Seller or Sellers in accordance with their respective terms.

           B. Our opinion rendered in Paragraph 3 above relating to the enforceability of the Agreement is subject to and limited by the following:
 (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter affecting the remedies of creditors and (ii) general equitable principles, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law), public policy and the discretion of the court before which any proceeding therefor may be brought.

           C. Our opinion rendered in Paragraph 4 above regarding no violation of federal or Georgia statutes or regulations applicable to Purchaser is based upon a review of those statutes and regulations which, in our experience, are normally applicable to transactions of the type contemplated by the Agreement.

           D. In rendering our opinion in Paragraph 4 above, we have identified orders, decrees and agreements "known" to us by making inquiry of Purchaser and the attorneys presently in our firm who, according to our records, have been actively involved in the transaction covered by this opinion.

           E. In rendering the foregoing opinions, our examination of matters of law has been limited to the laws of the State of Delaware (with respect to the opinion set forth in Paragraph l above), the State of Georgia, the State of California and the laws of the United States of America.

           This opinion is provided to you by us as special counsel to Purchaser in connection with the execution and delivery of the Agreement and is intended solely for your benefit and may not be relied upon by any other person or in connection with any other transactions without our prior written consent.

                               Very truly yours,